Exhibit 21

SUBSIDIARIES OF I.A. EUROPE, INC., AS OF DECEMBER 31, 2001

                                 ORGANIZED UNDER  PERCENTAGE OF
                                   THE LAWS OF    VOTING POWER
                                --------------------------------

Klever & Co srl                       Italy             60%
Klever & Co (USA), Inc.               Delaware         100%
Holding Nafta srl                     Italy             60%
Holdings Nafta (USA), Inc.            Delaware         100%
I.A. Europe, Inc.                     New York         100%